Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Mark E. Jarvis
Chief Financial Officer
TUESDAY MORNING
CORPORATION
972/387-3562

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES 13.1% INCREASE IN NET SALES AND 4.5% INCREASE IN

COMPARABLE STORE SALES FOR THE FIRST QUARTER

DALLAS, TX — April 10, 2003 — Tuesday Morning Corporation (NASDAQ: TUES) today reported first quarter sales for the period ending March 31, 2003. Net sales increased 13.1% to $150.4 million for the first quarter of 2003 compared to $132.9 million for the same period in 2002. Comparable store sales increased 4.5% for the quarter.

Kathleen Mason, President and CEO, stated, “We are pleased to again report strong results this quarter against strong numbers from last year’s quarter, especially in an environment that many retailers have cited as challenging. We expect net income for the first quarter of 2003 to be approximately $5.7 million, or $0.14 per diluted share, compared to $4.7 million, or $0.11 per diluted share, for the first quarter last year, an increase of approximately 22% in net income over last year. This excellent performance, in net sales, comparable sales and earnings for the quarter, shows that Tuesday Morning is on track to deliver results as promised.”

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The company opened its first store in 1974 and currently operates 530 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 6.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K.

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